February 1, 2018

TO:	All Stockholders (Addressed Individually)
SUBJECT:	Report from the President

At the Bank

Leading Our Franchise Forward

Later this month, our Board and management team will gather for three days for our first series of Board meetings of 2018. This month’s meeting will mark the first Board meeting with its new leadership in place. Chairman John R. Buran and Vice Chairman Larry E. Thompson both bring extraordinary talent and considerable experience to their new roles, and their guidance, combined with the strength of our entire Board, is certain to position the FHLBNY to continue to grow and move our cooperative forward.

A Record 2017

Our cooperative achieved record performance in 2017. For the year, we earned $479.5 million in net income – the second-highest level ever recorded in the Bank’s history. We achieved record net interest income, and also grew our total assets by 11 percent to a new high of $158.9 billion. Most importantly, we set a new record for advances during 2017 – with advances averaging $109.2 billion for the year – and grew our advances levels by 12 percent over the course of 2017, as we continued to serve as an important, and trusted, source of liquidity for our members throughout the year. This momentum has carried into 2018, as advances balances remained elevated through January. We expect to report our full-year 2017 results in March.

NJBankers Economic Leadership Forum

The strength of both our management team and Board were on full display last month at the 2018 NJBankers Economic Leadership Forum. Former Chairman and current Independent Director Michael M. Horn sat on a panel focused on venture capital, while next door the FHLBNY’s Paul Héroux, in his role as Community Investment Officer, sat on a panel titled “How the Housing GSEs are Supporting Community & Economic Growth in the Garden State”. This well-received panel discussion was led by Adam Goldstein, our Chief Business Officer, and also featured representatives from Fannie Mae and Freddie Mac. We are grateful to NJBankers for the opportunity to participate in this event, and for bringing more attention to the importance of housing affordability in our region and the role we play in supporting the economies of our District. Of course, that role is serving as a reliable partner for all of our members to help you meet the needs of the communities we all serve.

Sincerely,

José R. González
President and Chief Executive Officer

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995

This report may contain forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These statements are based upon our current expectations and speak only as of the date hereof. These statements may use forward-looking terms, such as “projected,” “expects,” “may,” or their negatives or other variations of these terms. The Bank cautions that, by their nature, forward-looking statements involve risk or uncertainty and that actual results could differ materially from those expressed or implied in these forward-looking statements or could affect the extent to which a particular objective, projection, estimate, or prediction is realized. These forward-looking statements involve risks and uncertainties including, but not limited to, regulatory and accounting rule adjustments or requirements, changes in interest rates, changes in projected business volumes, changes in prepayment speeds on mortgage assets, the cost of our funding, changes in our membership profile, the withdrawal of one or more large members, competitive pressures, shifts in demand for our products, and general economic conditions. We undertake no obligation to revise or update publicly any forward-looking statements for any reason.